                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-47081


           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 10, 1998

                                $3,000,000,000
                  CATERPILLAR FINANCIAL SERVICES CORPORATION
                          MEDIUM-TERM NOTES, SERIES F
            WITH MATURITIES OF 9 MONTHS OR MORE FROM DATE OF ISSUE

  The Company may offer from time to time up to $3,000,000,000 aggregate initial offering price of its Medium-Term Notes, Series F (the "Notes") (or the equivalent in other currencies, including composite currencies such as the European Currency Unit (the "ECU")), which amount may be increased if duly authorized by the Company. Each Note will mature 9 months or more from date of issue as selected by the purchaser and agreed to by the Company. Unless otherwise indicated in the applicable Pricing Supplement, the Notes will not be redeemable or repayable prior to their maturity. The specific currencies or currency units, interest rates, if any, and maturities of Notes sold will be established by the Company at the date of issuance of such Notes and will be set forth therein and specified in Pricing Supplements to this Prospectus Supplement. Interest rates, or interest rate formulas, are subject to change by the Company but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. Unless otherwise indicated in the applicable Pricing Supplement, the Notes will bear interest at a fixed rate or rates or at a rate or rates determined by reference to one or more of the Commercial Paper Rate, Federal Funds Rate, CD Rate, Prime Rate, LIBOR or Treasury Rate or such other interest rate basis or formula as may be described in such Pricing Supplement, as adjusted by the Spread and/or Spread Multiplier, if any, applicable to such Notes. See "Description of Notes." Interest on the Fixed Rate Notes will be payable each April 1 and October 1 and at maturity. Interest on the Floating Rate Notes will be payable on the dates specified therein and in the applicable Pricing Supplement.
  Each Note may be denominated in United States dollars or in a foreign currency, the ECU or such other composite currency unit specified in the applicable Pricing Supplement (the "Specified Currency"). Notes denominated in United States dollars will be issued in denominations of $1,000 and any integral multiple of $1,000 in excess thereof. The authorized denominations of Notes not denominated in United States dollars ("Foreign Currency Notes") will be set forth in the applicable Pricing Supplement. The principal amount payable at maturity and/or any interest or premium on a Note may be determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or other similar methods (an "Indexed Note"), as set forth in the applicable Pricing Supplement. An Indexed Note, the principal amount payable at maturity and/or the interest rate of which is determined by reference to the relationship between two currencies, two composite currencies or one currency and one composite currency, is referred to herein as a "Currency Indexed Note."
  The Notes, except for Foreign Currency Notes, will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as Depositary (the "Global Notes"). Interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described in "Description of Notes--Book-Entry System," owners of beneficial interests in the Global Notes will not be entitled to receive Notes in definitive form and will not be considered the holders thereof. Foreign Currency Notes may be represented either by Global Notes or by certificates issued in definitive form ("Certificated Notes") as specified in the applicable Pricing Supplement.
                                --------------
  SEE "RISK FACTORS" BEGINNING ON PAGE S-2 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.
                                --------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT
  HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                --------------

                            PRICE TO    AGENTS' DISCOUNTS AND
                           PUBLIC(1)        COMMISSIONS(2)       PROCEEDS TO COMPANY(2)(3)
                           ---------    ---------------------    -------------------------
Per Note................      100%           .100%-.650%              99.900%-99.350%
Total(4)................ $3,000,000,000 $3,000,000-$19,500,000 $2,997,000,000-$2,980,500,000

-------
(1) Notes will be issued at 100% of principal amount unless otherwise specified in the applicable Pricing Supplement.
(2) The Company will pay Goldman, Sachs & Co., Lehman Brothers, Lehman
    Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as agents (the "Agents"), a commission (or grant a discount) ranging from .100% to .650%, depending upon the maturity, of the principal amount of any Note sold through any such firm as Agent. Commissions and discounts with respect to Notes with maturities in excess of 30 years will be negotiated between the Company and such Agent at the time of sale. The Company may also sell Notes to an Agent as principal for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by such Agent. The Company may also sell Notes directly to investors on its own behalf, in which case no commission will be payable. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deduction of estimated expenses of $1,225,000.
(4) Or the equivalent thereof in foreign currencies or composite currency units.
                                --------------
  Offers to purchase Notes are being solicited on a reasonable best efforts basis from time to time by the Agents on behalf of the Company. In addition, Notes may be sold to the Agents, as principals, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent or, if so agreed, at a fixed public offering price. The Company reserves the right to sell the Notes directly on its own behalf. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. No termination date for the offering of the Notes has been established. The Company or the Agents may reject any order as a whole or in part. The Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. See "Supplemental Plan of Distribution."
GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                                                            MERRILL LYNCH & CO.
                                --------------
           The date of this Prospectus Supplement is March 26, 1998.

  CERTAIN PERSONS PARTICIPATING IN OFFERINGS OF NOTES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF PENALTY BIDS, DURING AND AFTER SUCH OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

                                 RISK FACTORS

  This Prospectus Supplement does not describe all of the risks of an investment in Notes, whether resulting from such Notes being denominated or payable in or determined by reference to a currency or composite currency other than United States dollars or to one or more interest rate, currency or other indices or formulas, or otherwise. The Company and the Agents disclaim any responsibility to advise prospective investors of such risks as they exist at the date of this Prospectus Supplement or as they may change from time to time. Each prospective investor should consult his own financial and legal advisors as to the risks entailed by an investment in Notes denominated or payable in or determined by reference to a currency or composite currency other than United States dollars or to one or more interest rate, currency or other indices or formulas. Such Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the applicable interest rate index or currency index or other indices or formulas. Prospective investors should carefully consider, among other factors, the matters described below.

STRUCTURE RISKS

  An investment in Notes indexed, as to principal, premium, if any, and/or interest, to one or more currencies or composite currencies (including exchange rates and swap indices between currencies or composite currencies), commodities, interest rates or other indices or formulas, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that any such index or formula may be subject to significant changes, that the resulting interest rate will be less than that payable on a conventional fixed rate or floating rate debt security issued by the Company at the same time, that the repayment of principal and/or premium, if any, can occur at times other than those expected by the investor, and that the investor could lose all or a substantial portion of principal and/or premium, if any, payable at Maturity. Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices or formula or formulas will be magnified. In recent years, values of certain indices and formulas have been highly volatile and such volatility may continue or increase in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

  The secondary market, if any, for Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable index or indices or formula or formulas, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such Notes readily or at prices that will enable investors to realize their anticipated yield.

  Any optional redemption feature of Notes might affect the market value of such Notes. Since the Company may be expected to redeem such Notes when prevailing interest rates are relatively low, holders of Notes generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the current interest rate on such Notes.

  The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the liquidity of the secondary market if one develops. See "Supplemental Plan of Distribution."

  No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of Notes will fluctuate over time and that such fluctuations may be significant.

EXCHANGE RATES AND EXCHANGE CONTROLS

  An investment in Foreign Currency Notes entails significant risks that are not associated with a similar investment in a debt security denominated and payable in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the applicable foreign currency or composite currency and the possibility of the imposition or modification of exchange controls by the applicable governments or monetary authorities. Such risks generally depend on factors over which the Company has no control, such as economic, financial and political events and the supply and demand for the applicable currencies or composite currencies. In addition, if the formula used to determine the amount of principal, premium, if any, and/or interest payable with respect to Foreign Currency Notes contains a multiplier or leverage factor, the effect of any change in the applicable currencies or composite currencies will be magnified. In recent years, rates of exchange between the United States dollar and foreign currencies or composite currencies have been highly volatile and such volatility may continue or increase in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of the foreign currency or composite currency in which a Foreign Currency Note is payable against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Foreign Currency Note, in the United States dollar-equivalent value of the principal and premium, if any, payable at Maturity of such Foreign Currency Note, and, generally, in the United States dollar-equivalent market value of such Foreign Currency Note.

  Governments or monetary authorities have imposed from time to time, and may in the future impose or revise, exchange controls at or prior to the date on which any payment of principal of, or premium, if any, or interest on, a Foreign Currency Note is due, which could affect exchange rates as well as the availability of the foreign currency or composite currency in which such payment is to be made on such date. Even if there are no exchange controls, it is possible that the foreign currency or composite currency in which a payment in respect of any particular Foreign Currency Note is to be made would not be available on the applicable payment date in the good faith judgment of the Company due to other circumstances beyond the control of the Company, or would no longer be used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community. In such cases, the Company will be entitled to satisfy its obligations in respect of such Foreign Currency Note in United States dollars. See "Special Provisions Relating to Foreign Currency Notes-- Payment Currency."

                             DESCRIPTION OF NOTES

  The following description of the particular terms of the Medium-Term Notes, Series F (the "Notes"), offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. The terms and conditions set forth in this section "Description of Notes" will apply to each Note unless otherwise specified in the applicable Pricing Supplement. Capitalized terms not defined herein have the meanings assigned to such terms in the Prospectus or the Indenture.

GENERAL

  The Notes will be unsecured obligations of Caterpillar Financial Services Corporation (the "Company") and will be issued only in the form of Global Notes (except for Foreign Currency Notes and except as specified in "Book-Entry System" below). Foreign Currency Notes may be represented either by Global Notes or by Certificated Notes as specified in the applicable Pricing Supplement.

  The Company may offer from time to time up to $3,000,000,000 aggregate principal amount (including in such amount the offering price of any such Notes sold at a discount) of its Notes or the equivalent in other currencies, including composite currencies such as the ECU. The foregoing limit, however, may be increased by the Company if in the future it determines that it may wish to sell additional Notes. The United States dollar equivalent of Foreign Currency Notes will be determined by the Exchange Rate Agent (as defined below) on the basis of the noon buying rate for cable transfers in The City of New York, as determined by the Federal Reserve Bank of New York (the "Market Exchange Rate"), for such currencies on the Business Day immediately preceding the applicable issue dates; provided, however, that in the case of ECU, the Market Exchange Rate shall be the rate of exchange determined by the Commission of the European Communities (or any successor thereof) as published in the Official Journal of the European Communities or any successor publication on the Business Day immediately preceding the applicable issue date. Special tax considerations applicable to Foreign Currency Notes are set forth below under "Certain United States Federal Income Tax Consequences-- United States Holders--Nonfunctional Currency Notes."

  The Notes will be offered on a continuous basis and will mature nine months or more from the date of issue, as selected by the initial purchaser and agreed to by the Company.

  The Notes may be issued as Original Issue Discount Notes. An Original Issue Discount Note is a Note, including any Zero-Coupon Note, which has a "stated redemption price at maturity" that exceeds its issue price by more than a specified de minimus amount. For additional information regarding payments upon acceleration of the Maturity of an Original Issue Discount Note and regarding the United States federal tax considerations of Original Issue Discount Notes, see "Payment of Principal and Interest" and "Certain United States Federal Income Tax Consequences--United States Holders--Original Issue Discount". Original Issue Discount Notes will be treated as Original Issue Discount Securities for purposes of the Indenture.

  The Notes offered hereby constitute a series of Debt Securities for purposes of the Indenture (which term as used herein means the Indenture, dated as of April 15, 1985, as supplemented from time to time). The Notes will be on a parity in all respects with all Debt Securities issued under the Indenture. For a description of the rights of the holders of securities under the Indenture, including the Notes, see "Description of Debt Securities" in the accompanying Prospectus attached hereto.

  Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency. At the present time there are limited facilities in the United States for the conversion of United States dollars into foreign currencies and vice versa, and banks generally do not offer non-United States dollar checking or savings account facilities in the United States. However, if requested on or prior to the fifth Business Day preceding the date of delivery of any Foreign Currency Notes, or by such other day as determined by the Agent who presented such offer to purchase any Foreign Currency Notes to the Company, such Agent is prepared to arrange for the conversion of United States dollars into the Specified Currency set forth in the applicable Pricing Supplement to enable the purchasers to pay for the Notes. Each such conversion will be made by the applicable Agent on such terms and subject to such conditions, limitations and charges as the applicable Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Notes. See "Special Provisions Relating to Foreign Currency Notes."

  The Notes may be registered for transfer or exchanged at the principal office of the Corporate Trust Department of the Trustee in New York City. The transfer or exchange of Global Notes will be effected as specified in "Book-Entry System" below.

  Except as set forth in "Certain Restrictions--Restrictions on Liens and Encumbrances" in the accompanying Prospectus, the Indenture does not contain any provision which will restrict the Company from incurring, assuming or becoming liable with respect to any indebtedness or other obligations. In addition, although the Support Agreement between the Company and Caterpillar does provide that Caterpillar will ensure that the Company will maintain a tangible net worth of at least $20 million and will maintain a ratio of earnings and interest expense (as defined) to interest expense of not less than 1.15 to 1, the Indenture does not contain any provision which would afford holders of the Notes other protection upon the occurrence of a highly leveraged transaction involving the Company which may adversely affect the creditworthiness of the Notes. See "Relationship with Caterpillar--Support Agreement" in the accompanying Prospectus.

PAYMENT OF PRINCIPAL AND INTEREST

  Unless otherwise specified in the applicable Pricing Supplement, payments of principal of (and premium, if any) and interest on all Notes will be made in the applicable Specified Currency, provided, however, that payments of principal of (and premium, if any) and interest on Foreign Currency Notes will nevertheless be made in U.S. dollars (i) if such Foreign Currency Notes are Certificated Notes, at the option of the holders thereof under the procedures described below, and (ii) if such Foreign Currency Notes are Global Notes, unless the Depositary has received notice from any of its participants of their election to receive payment in the Specified Currency as provided in "Book-Entry System" below, and (iii) at the option of the Company if such Specified Currency is unavailable, in the good faith judgment of the Company, due to the imposition of exchange controls or other circumstances beyond the control of the Company. See "Special Provisions Relating to Foreign Currency Notes--Payment Currency".

  Payments of principal and premium, if any, and interest at Maturity to be made in United States dollars will be made in immediately available funds, provided that the Note is presented to U.S. Bank Trust National Association (formerly First Trust of New York, National Association) (the "Trustee") in time for the Trustee to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable at Maturity) to be made in United States dollars with respect to Global Notes will be paid in immediately available funds to the Depositary or its nominee. The Depositary will allocate payments relating to a Global Note and make payments to the owners or holders thereof in accordance with its existing operating procedures. Neither the Company nor the Trustee shall have any responsibility or liability for such payments by the Depositary. So long as the Depositary or its nominee is the registered owner of any Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of such Note for all purposes under the Indenture. Payments of interest and, in the case of Amortizing Notes, principal and premium, if any, with respect to any Certificated Note (other than such amounts payable at Maturity) to be made in United States dollars will be paid by check mailed to the address of the person entitled thereto as it appears in the security register. Notwithstanding the foregoing, unless otherwise specified in the applicable Pricing Supplement, a holder of U.S. $10,000,000 or more in aggregate principal amount of Certificated Notes of like tenor and terms shall be entitled to receive such payment of interest in U.S. dollars by wire transfer of immediately available funds to such account with a bank located in the United States as shall be designated by such person, but only if appropriate payment instructions have been received in writing by the Trustee on or prior to the Regular Record Date.

  Unless otherwise indicated in the applicable Pricing Supplement, payments of principal and premium, if any, and interest with respect to any Note to be made in a Specified Currency other than United States dollars will be paid in immediately available funds by wire transfer to such account maintained by the holder with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECU, to an ECU account) or other jurisdiction acceptable to the Company and the Trustee as shall have been designated by the holder (which in the case of Global Notes will be the Depositary or its nominee) on or prior to the Regular Record Date or at least 15 days prior to Maturity, as the case may be, provided, however, that with respect to payments of principal and premium, if any, and interest at Maturity the Note is presented to the Trustee in time for the Trustee to make such payment in accordance with its normal procedures, which shall require presentation no later than two Business Days prior to Maturity in order to ensure the availability of immediately available funds in the Specified Currency at Maturity. Such designation shall be made by filing the appropriate information with the Trustee and, unless revoked, any such designation made with respect to any Note by a holder will remain in effect with respect to any further payments payable to such holder with respect to such Note.

  Unless otherwise specified in the applicable Pricing Supplement, if any Original Issue Discount Note is redeemed by the Company as described below under "Redemption and Repurchase," or repaid at the option of the holder as described below under "Repayment at Option of Holder," or if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described in the accompanying Prospectus under "Description of Debt Securities--Events of Default and Notice Thereof," the amount of principal due and payable with respect to such Note shall be limited to the sum of the aggregate principal amount of such Note multiplied by the issue price (expressed as a percentage of the aggregate principal amount) plus the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, as applicable, which accrual shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles) in effect on the date of redemption, repayment or declaration, as applicable.

  If so specified in the applicable Pricing Supplement, payments of principal (and premium, if any) and interest with respect to any Foreign Currency Note which is a Certificated Note will be made in U.S. dollars if the holder of such Note elects to receive all such payments in U.S. dollars by delivery of a written request to the Trustee on or prior to the Regular Record Date or at least 15 days prior to Maturity, as the case may be. Such election may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. A holder of a Foreign Currency Note which is a Certificated Note may elect to receive payment in U.S. dollars for all principal, premium, if any, and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of such revocation must be received by the Trustee on or prior to the Regular Record Date or at least 15 days prior to Maturity, as the case may be. Holders of Foreign Currency Notes whose Notes are held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made. Holders of Foreign Currency Notes which are Global Notes will receive payments in U.S. dollars unless they notify the Depositary of their election to receive payments in the Specified Currency. See "Book-Entry System".

  The U.S. dollar amount to be received by a holder of a Foreign Currency Note will be based upon the exchange rate as determined by the Exchange Rate Agent based on the highest firm bid quotation for United States dollars received by such Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers in The City of New York selected by the Exchange Rate Agent and approved by the Company (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the Specified Currency payable on such payment date in respect of all Notes denominated in such Specified Currency. If no such bid quotations are available, payments will be made in the Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case payment will be made as described below under "Foreign Currency Risks--Payment Currency." All currency exchange costs will be borne by the holders of such Notes by deductions from such payments. Unless otherwise specified in the applicable Pricing Supplement, U.S. Bank Trust National Association (formerly First Trust of New York, National Association) will be the Exchange Rate Agent with respect to the Notes.

INTEREST RATE

  Each Note, other than a Zero-Coupon Note, will bear interest from and including the date of issue, or in the case of securities issued upon registration of transfer or exchange from and including the most recent Interest Payment Date (as defined below) to which interest on such Note has been paid or duly provided for, at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula or formulas, stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at Maturity. Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date (as defined below) next preceding each Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. The "Regular Record Date" with respect to Floating Rate Notes (as defined below) shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day. The Regular Record Dates with respect to Fixed Rate Notes (as defined below) shall be the March 15 and September 15 next preceding the April 1 and October 1 Interest Payment Dates. Unless otherwise provided in the applicable Pricing Supplement, U.S. Bank Trust National Association (formerly First Trust of New York, National Association) will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes.

  Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Interest rates, interest rate formulae and other variable terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

  Unless otherwise specified in the applicable Pricing Supplement, each Note, other than a Zero-Coupon Note, will bear interest at either (a) a fixed rate (a "Fixed Rate Note") or (b) a variable rate determined by reference to an interest rate formula or formulas (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread and/or multiplying by the Spread Multiplier (each as defined below). A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Business Day" means (a) with respect to any Note, any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions generally are authorized or obligated by law to close, and (b) if the Note is denominated in a Specified Currency other than United States dollars, not a day on which banking institutions are authorized or required by law to close in the financial center of the country issuing the Specified Currency (unless the Specified Currency is ECU, in which case such day is also not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuters Monitor Money Rates Service (or is not a day designated as an ECU non-settlement day by the ECU Banking Association), or, if ECU non-settlement days do not appear on that page (and are not so designated), a day that is not a day on which payments in ECU cannot be settled in the international interbank market), and (c) with respect to LIBOR Notes only, any such day which is also a day on which dealings in deposits in United States dollars are transacted in the London interbank market (a "London Business Day"). As used in the preceding sentence, "financial center" means the capital city of the country issuing the Specified Currency (except with respect to ECU) except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the "financial center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, Milan and Zurich, respectively. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

  The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Fixed Rate Note. The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis or bases for such Floating Rate Note. Such basis or bases may be: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (b) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note, (c) the CD Rate, in which case such Note will be a CD Rate Note, (d) the Prime Rate, in which case such Note will be a Prime Rate Note, (e) LIBOR, in which case such Note will be a LIBOR Note, (f) the Treasury Rate, in which case such Note will be a Treasury Rate Note, or (g) such other interest rate formula or formulas (which may include a combination of more than one of the interest rate bases described above) as may be set forth in such Pricing Supplement. The applicable Pricing Supplement for a Floating Rate Note also will specify the Spread and/or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Note. In addition, such Pricing Supplement will define or particularize for each Note the following terms, if applicable: Initial Interest Rate, Interest Payment Dates, Index Maturity and Interest Reset Date with respect to such Note.

  Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than the Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement). If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Business Day for such Floating Rate Note, except that in the case of LIBOR Notes, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

  Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for (a) a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date") (b) a Federal Funds Rate Note (the "Federal Funds Interest Determination Date"), (c) a CD Rate Note (the "CD Interest Determination Date") or (d) a Prime Rate Note (the "Prime Rate Interest Determination Date") will be the second Business Day preceding the Interest Reset Date with respect to such Note. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Business Day preceding such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

  Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as indicated in the applicable Pricing Supplement; in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at Maturity. If an Interest Payment Date with respect to any Floating Rate Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be postponed to the following day that is a Business Day with respect to such Note, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the preceding day that is a Business Day with respect to such LIBOR Note. If the Maturity of any Note or an Interest Payment Date for any Fixed Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after Maturity or such Interest Payment Date, as the case may be.

  Unless otherwise specified in the applicable Pricing Supplement, interest payments, if any, will be the amount of interest accrued from and including the last date in respect of which interest has been paid or duly provided for (or from and including the date of issue if no interest has been paid or provided for with respect to such Note) to but excluding the Interest Payment Date or the date of Maturity. With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards (e.g., 9.876545% or .09876545 being rounded to 9.87655% or .0987655, respectively)) for each such day is computed by dividing the interest rate (expressed as a decimal rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes, CD Rate Notes, Prime Rate Notes or LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

  In addition to any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest is 25% per annum on a simple interest basis. The limit may not apply to Floating Rate Notes in which $2,500,000 or more has been invested.

  Unless otherwise specified in the applicable Pricing Supplement, the Calculation Date pertaining to any Interest Determination Date, other than with respect to LIBOR Notes, shall be the earlier of (i) the tenth day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

  Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

 Fixed Rate Notes

  Each Fixed Rate Note will bear interest from the date of issue, or in the case of securities issued upon registration or transfer or exchange from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for, at the annual rate stated on the face thereof, and the Interest Payment Dates for the Fixed Rate Notes will be April 1 and October 1 of each year until the principal thereof is paid or made available for payment. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on Fixed Rate Notes will be payable generally to the person in whose name such a Note is registered at the close of business on the March 15 or September 15 Regular Record Date next preceding the April 1 or October 1 Interest Payment Date.

 Commercial Paper Rate Notes

  Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper-- Nonfinancial". In the event that such rate is not published prior to 9:00 A.M., New

York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the rate for that Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards) of the offered rates, as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

  "Money Market Yield" shall be a yield (expressed as a percentage rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards) calculated in accordance with the following formula:

                      Money Market Yield =   D x 360
                                           ----------- x 100
                                           360-(D x M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

 Federal Funds Rate Notes

  Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, then the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards) of the rates as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the

Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

 CD Rate Notes

  CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the CD Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, the CD Rate will be the rate on such CD Interest Determination Date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, then the CD Rate for such CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards) of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such CD Interest Determination Date.

 Prime Rate Notes

  Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any), and will be payable, on the dates specified on the face of the Prime Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate set forth for the relevant Prime Rate Interest Determination Date in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Prime Rate Interest Determination Date, then the Prime Rate with respect to the Prime Rate Interest Determination Date shall be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards) of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for the Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards) of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by at least two major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates are quoted as aforesaid, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate in effect on such Prime Rate Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying the prime rate or base lending rate of major United States banks).

 LIBOR Notes

  LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the LIBOR Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

  (a) With respect to a LIBOR Interest Determination Date, LIBOR will be, as specified in the applicable Pricing Supplement, either: (i) the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards) of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date ("LIBOR Reuters"), or (ii) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, that appears on Telerate Page 3750 as of 11:00 A.M., London time, on such LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace page LIBO on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If at least two such offered rates appear on the Reuters Screen LIBO Page, the rate in respect of such LIBOR Interest Determination Date will be the arithmetic mean of such offered rates as determined by the Calculation Agent. In the case where (i) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or in the case where (ii) above applies, if no rate appears on Telerate Page 3750, as applicable, LIBOR in respect of such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (b) below.

  (b) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page as described in
(a)(i) above, or on which no rate appears on Telerate Page 3750, as described in (a)(ii) above, as applicable, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date at which deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement are offered to prime banks in the London interbank market by three major banks in the London interbank market selected by the Calculation Agent commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that in the Calculation Agent's judgment is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards) of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks, having the specified Index Maturity commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that in the Calculation Agent's judgment is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be the LIBOR in effect on such LIBOR Interest Determination Date.

 Treasury Rate Notes

  Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Treasury Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading, "Treasury bills-- auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent, rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Treasury Interest Determination Date.

OTHER PROVISIONS

  Any provisions with respect to the Notes, including the determination and/or specification of an interest rate basis or the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Maturity or any other matter relating thereto, may be modified by the terms specified under "Other Terms" on the face of the Note or in an addendum relating thereto, if so specified on the face of the Note and in the applicable Pricing Supplement.

CURRENCY INDEXED NOTES

  The Company may from time to time offer Notes (the "Currency Indexed Notes") the principal amount payable at Maturity and/or the interest rate of which is determined by reference to the rate of exchange between the Specified Currency and the other currency or composite currency specified as the Indexed Currency (the "Indexed Currency") in the applicable Pricing Supplement, or as determined in such other manner as may be specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, holders of Currency Indexed Notes will be entitled to receive (i) an amount of principal exceeding the stated face amount of the principal (the "Face Amount") of, and/or an amount of interest at an interest rate exceeding the stated rate of interest on, their Currency Indexed Notes if, at Maturity or upon the relevant Interest Payment Date, as the case may be, the rate at which the Specified Currency can be exchanged for the Indexed Currency exceeds the rate of such exchange designated as the Base Exchange Rate, expressed in units of the Indexed Currency per one unit of the Specified Currency, in the applicable Pricing Supplement (the "Base Exchange Rate") or (ii) an amount of principal less than such Face Amount and/or an amount of interest at an interest rate less than such stated interest rate if, at Maturity or upon the relevant Interest Payment Date, as the case may be, the rate at which the Specified Currency can be exchanged for the Indexed Currency is less than such Base Exchange Rate, in each case determined as described below under "Payment of Principal and Interest." Information as to the payment of principal and interest, the relative historical value (which information is not necessarily indicative of relative future value) of the applicable Specified Currency against the applicable Indexed Currency, any exchange controls applicable to such Specified Currency or Indexed Currency and certain tax consequences to holders of Currency Indexed Notes will be set forth in the applicable Pricing Supplement. See "Risk Factors--Exchange Rates and Exchange Controls."

OTHER INDEXED NOTES

  In addition to Currency Indexed Notes, Notes may be issued as other Indexed Notes, the principal amount payable at Maturity and/or the interest rate to be paid thereon to be determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas. The Pricing Supplement relating to such an Indexed Note will describe, as applicable, the method by which the amount of interest payable on any Interest Payment Date and the amount of principal payable at Maturity in respect of such Indexed Note will be determined, certain special tax consequences of the purchase, ownership or disposition of such Indexed Notes, certain risks associated with an investment in such Indexed Notes and other information relating to such Indexed Notes.

DUAL CURRENCY NOTES

  The Company may from time to time offer Notes (the "Dual Currency Notes") as to which the Company has a one-time option, exercisable on any one of the dates specified in the applicable Pricing Supplement (each an "Option Election Date") in whole, but not in part, with respect to all Dual Currency Notes issued on the same day and having the same terms (a "Tranche"), of thereafter making all payments of principal, premium, if any, and interest (which payments would otherwise be made in the Specified Currency of such Notes) in the optional currency specified in the applicable Pricing Supplement (the "Optional Payment Currency"). Information concerning additional terms and conditions of any issue of Dual Currency Notes, including the relative value of the Specified Currency compared to the Optional Payment Currency, will be set forth in the applicable Pricing Supplement. See "Risk Factors--Exchange Rates and Exchange Controls."

AMORTIZING NOTES

  The Company may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth on such Notes.

INTEREST RATE RESET

  If the Company has the option with respect to any Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, the Pricing Supplement relating to such Note will indicate such option, and, if so, (i) the date or dates on which such interest rate or such Spread and/or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date") and (ii) the basis or formula, if any, for such resetting.

  The Company may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 45 but not more than 60 days prior to an Optional Reset Date for such Note. Not later than 40 days prior to such Optional Reset Date, the Trustee will mail to the holder of such Note a notice (the "Reset Notice"), first class, postage prepaid, setting forth (i) the election of the Company to reset the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, (ii) such new interest rate or such new Spread and/or Spread Multiplier, as the case may be, and (iii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

  Notwithstanding the foregoing, not later than 20 days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, in either case provided for in the Reset Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Subsequent Interest Period commencing on such Optional Reset Date by mailing or causing the Trustee to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, first class, postage prepaid, to the holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread and/or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note.

  If the Company elects to reset the interest rate or the Spread and/or Spread Multiplier of a Note, the holder of such Note will have the option to elect repayment of such Note by the Company on any Optional Reset Date at a price equal to the principal amount thereof plus any accrued interest to such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date, the holder thereof must follow the procedures set forth below under "Repayment at Option of Holder" for optional repayment, except that the period for delivery of such Note or notification to the Trustee shall be at least 25 but not more than 35 days prior to such Optional Reset Date and except that a holder who has tendered a Note for repayment pursuant to a Reset Notice may, by written notice to the Trustee, revoke any such tender for repayment until the close of business on the tenth day prior to such Optional Reset Date.

EXTENSION OF MATURITY

  If the Company has the option to extend the Stated Maturity of any Note for one or more periods (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in the Pricing Supplement relating to such Note, such Pricing Supplement will indicate such option and the basis or formula, if any, for setting the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, applicable to any such Extension Period, and such Pricing Supplement will describe any special tax consequences to holders of such Notes.

  The Company may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 45 but not more than 60 days prior to the Stated Maturity of such Note in effect prior to the exercise of such option (the "Original Stated Maturity"). No later than 40 days prior to the Original Stated Maturity, the Trustee will mail to the holder of such Note a notice (the "Extension Notice") relating to such Extension Period, first class, postage prepaid, setting forth (i) the election of the Company to extend the Stated Maturity of such Note, (ii) the new Stated Maturity, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the Extension Period, and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Trustee of an Extension Notice to the holder of a Note, the Stated Maturity of such Note shall be extended automatically as set forth in the Extension Notice, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

  Notwithstanding the foregoing, not later than 20 days prior to the Original Stated Maturity for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the Trustee to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, first class, postage prepaid, to the holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period.

  If the Company elects to extend the Stated Maturity of a Note, the holder of such Note will have the option to elect repayment of such Note by the Company at the Original Stated Maturity at a price equal to the principal amount thereof plus any accrued interest to such date. In order for a Note to be so repaid on the Original Stated Maturity, the Holder thereof must follow the procedures set forth below under "Repayment at Option of Holder" for optional repayment, except that the period for delivery of such Note or notification to the Trustee shall be at least 25 but not more than 35 days prior to the Original Stated Maturity and except that a holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee, revoke any such tender for repayment until the close of business on the tenth day prior to the Original Stated Maturity.

BOOK-ENTRY SYSTEM

  Upon issuance, all Fixed Rate Notes (except Foreign Currency Notes issued as Certificated Notes) having the same original issuance date, interest rate, Specified Currency and Stated Maturity and other terms, if any, will be represented by a single Global Note. In addition, upon issuance, all Floating Rate Notes (except Foreign Currency Notes issued as Certificated Notes) having the same original issuance date, interest rate basis, Initial Interest Rate, Interest Reset Dates, Interest Payment Dates, Index Maturity, maximum interest rate (if any), minimum interest rate (if any), Spread (if any),

Spread Multiplier (if any), Specified Currency, Stated Maturity and other terms, if any, will be represented by a single Global Note. Each Global Note will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee. Except as set forth below, Global Notes may be transferred, in whole and not in part, only by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

  The Depositary has advised the Company and the Agents as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc, and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

  Purchases of interests in the Global Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such interests on the Depositary's records. The ownership interest of each actual purchaser of interests in the Global Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Global Notes, except as described below.

  To facilitate subsequent transfers, all Global Notes deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Global Notes with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the interests in the Global Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts interests in the Global Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the interests in a Global Note are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such Global Note to be redeemed.

  Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts interests in the Global Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal and interest payments on the Global Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  All payments of principal and any interest on Foreign Currency Notes which are Global Notes will be made in U.S. dollars unless the Depositary has received notice in accordance with its procedures from any Participants of their election to receive all or a specified portion of such payments in the Specified Currency, in which case payments in the Specified Currency will be made directly to such Participants.

  The Notes represented by one or more Global Notes are exchangeable for Certificated Notes of like tenor as such Notes if (i) the Depositary for such Global Notes notifies the Company that it is unwilling or unable to continue as Depositary for such Global Notes or if at any time such Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, (ii) the Company in its discretion at any time determines not to have all of the Notes of such series represented by one or more Global Note or Notes and notifies the Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the Notes of such series. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for Certificated Notes issuable in authorized denominations and registered in such names as the Depositary holding such Global Notes shall direct. The authorized denominations of the Notes denominated in United States dollars will be $1,000 or any greater amount that is an integral multiple of $1,000. The authorized denominations of Notes denominated in a Specified Currency other than United States dollars will be set forth in the applicable Pricing Supplement. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note or Global Notes of the same aggregate denominations to be registered in the name of such Depositary or its nominee.

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

REDEMPTION AND REPURCHASE

  If the Pricing Supplement relating to a Note so indicates, such Note will be redeemable at the option of the Company on a date or dates specified prior to the Stated Maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. The Notes will not be subject to any sinking fund. The Company may redeem any of the Notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice.

  The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at its discretion, be held, resold or surrendered to the Trustee for cancellation.

REPAYMENT AT OPTION OF HOLDER

  If the Pricing Supplement relating to a Note so indicates, such Note will be repayable at the option of the holder on a date or dates specified prior to the Stated Maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

  In order for a Note to be repaid, the Trustee must receive at the principal office of the Corporate Trust Department of the Trustee in New York City at least 30 days, but not more than 45 days, prior to the specified repayment date notice of the holder's exercise of its repayment option as specified in the Note. Exercise of the repayment option by the holder of a Note shall be irrevocable, except as otherwise described under "Interest Rate Reset" and "Extension of Maturity". The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment, if any, is an authorized denomination.

  The Depositary or its nominee will be the holder of Global Notes and therefore will be the only entity that can exercise a right to repayment with respect to such Notes. In order to ensure that the Depositary or its nominee will timely exercise a right to repayment with respect to a particular Global Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

  Foreign Currency Notes will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the Notes. Such persons should consult their own counsel with regard to such matters. See "Risk Factors--Exchange Rates and Exchange Controls."

  The Pricing Supplement relating to Notes that are denominated in, or the payment of which is determined with reference to, a Specified Currency other than U.S. dollars or relating to Currency Indexed Notes will contain information concerning historical exchange rates for such Specified Currency against the U.S. dollar or other relevant currency (including, in the case of Currency Indexed Notes, the applicable Indexed Currency), a description of such currency or currencies and any exchange controls affecting such currency or currencies. Information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trend in fluctuations in currency exchange rates that may occur in the future.

PAYMENT CURRENCY

  Except as set forth in the applicable Pricing Supplement, if payment on a
Note is required to be made in a Specified Currency other than United States dollars and such currency is unavailable in the good faith judgment of the Company due to the imposition of exchange controls or other circumstances beyond the Company's control, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments with respect to such Note shall be made in United States dollars until such currency is again available or so used. The amount so payable on any date in such foreign currency shall be converted into United States dollars at a rate determined by the Exchange Rate Agent on the basis of the Market Exchange Rate on the second Business Day prior to such payment, or, if the Market Exchange Rate is not then available, the most recently available Market Exchange Rate or as otherwise determined in good faith by the Company if the foregoing is impracticable. Any payment in respect of such Note made under such circumstances in United States dollars will not constitute an Event of Default under the Indenture.

  The Notes that are denominated in, or the payment of which is determined by reference to, a Specified Currency other than U.S. dollars, will provide that, in the event of an official redenomination of a foreign currency (including, without limitation, an official redenomination of a foreign currency that is a composite currency) the obligations of the Company with respect of payments on Notes denominated in such currency shall, in all cases, be deemed immediately following such redenomination to provide for the payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. Such Notes will not provide for any adjustment to any amount payable under the Notes as a result of (a) any change in the value of a foreign currency relative to any other currency due solely to fluctuations in exchange rates or (b) any redenomination of any component currency of any composite currency (unless such composite currency is itself officially redenominated).

  If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency. If any component currency is divided into two or more currencies, the amount of that original component currency as a component shall be replaced by the amounts of such two or more currencies having an aggregate value on the date of division equal to the amount of the former component currency immediately before such division.

  All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to the approval of the Company). In the absence of manifest error, such determinations shall be conclusive for all purposes and binding on holders of the Notes and the Exchange Rate Agent shall have no liability therefor.

GOVERNING LAW AND JUDGMENTS

  The Notes will be governed by and construed in accordance with the laws of the State of New York. Courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than the United States dollar. New York statutory law provides, however, that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into United States dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Orrick, Herrington & Sutcliffe LLP, counsel for the Company, the following summary correctly describes certain United States federal income tax consequences of the ownership of Notes as of the date hereof. This summary is based on the Internal Revenue Code of 1986 (the "Code") as well as final, temporary and proposed Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements set forth herein. This summary does not purport to address all United States federal income tax matters that may be relevant to particular purchasers of Notes. For example, it generally is addressed only to original purchasers of the Notes, deals only with Notes held as capital assets within the meaning of Section 1221 of the Code, and does not address tax consequences of holding Notes that may be relevant to investors in special tax situations, such as life insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to mark to market, Notes held as a hedge or as part of a hedging, straddle or conversion transaction or holders whose "functional currency" (as defined in Code Section 985) is not the United States dollar (a "nonfunctional currency"). Moreover, this summary deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of the ownership of Notes that are due to mature more than 30 years from the date of issue will be discussed in the applicable Pricing Supplement. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations. The applicable Pricing Supplement may contain a discussion of the special United States federal income tax consequences applicable to particular Notes, including Currency Indexed Notes, Dual Currency Notes, Amortizing Notes, and Notes as to which the Company has the option to extend the stated maturity. For purposes of this summary, "United States holder" means a holder that is a citizen or resident of the United States, a partnership or corporation created or organized in the United States or any State thereof (including the District of Columbia), or any estate or trust the income of which is subject to United States federal income tax on a net income basis in respect of the Note. The term "non-United States holder" refers to any holder other than a United States holder.

UNITED STATES HOLDERS

 Payment of Interest

  Except as set forth below, interest on a Note will be taxable to a United States holder as ordinary interest income at the time it accrues or is received, in accordance with the United States holder's method of accounting for tax purposes. Special rules governing the treatment of Notes issued at an original issue discount are described under "Original Issue Discount" below. Additional United States federal income tax consequences applicable to particular Notes issued at an original issue discount may be set forth in the applicable Pricing Supplement.

 Original Issue Discount

  The following is a summary of the principal United States federal income tax consequences of the ownership of Notes issued with original issue discount. It is based in part upon the rules governing original issue discount that are set forth in Code Sections 1271 through 1275 and in Treasury regulations thereunder (the "OID Regulations"). A Note which has an issue price of less than its "stated redemption price at maturity" generally will be issued with original issue discount for federal income tax purposes in the amount of such difference. The issue price of a Note generally is the first price at which a substantial amount of the issue of Notes is sold to the public (excluding bond houses, brokers, or similar persons acting in the capacity of underwriters or wholesalers). The "stated redemption price at maturity" is the total amount of all payments provided by the Note other than "qualified stated interest" payments; qualified stated interest generally is stated interest that is unconditionally payable at least annually either at a single fixed rate, or, to the extent described below, at a "qualifying variable rate." Qualified stated interest will be taxable to a United States holder when accrued or received in accordance with the United States holder's method of tax accounting. A Note will be considered to have de minimis original issue discount if the excess of its stated redemption price at maturity over its issue price is less than the product of 0.25 percent of the stated redemption price at maturity and the number of complete years to maturity (or the "weighted average maturity" in the case of a Note that provides for payment of an amount other than qualified stated interest before maturity). United States holders of Notes having de minimis original issue discount generally must include a proportionate amount of each payment of stated principal in income as a payment received in retirement of the Note.

  United States holders of Notes issued with original issue discount that is not de minimis original issue discount and that mature more than one year from the date of issuance will be required to include such original issue discount in gross income for federal income tax purposes as it accrues (regardless of such holder's method of accounting), in advance of receipt of the cash attributable to such income. Original issue discount accrues based on a compounded, constant yield to maturity; accordingly, United States holders of Notes issued at an original issue discount will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods. The annual amount of original issue discount includable in income by the initial United States holder of a Note issued at an original issue discount will equal the sum of the daily portions of the original issue discount with respect to the Note for each day on which such holder held the Note during the taxable year. Generally, the daily portions of the original issue discount are determined by allocating to each day in an accrual period the ratable portion of the original issue discount allocable to such accrual period. The term "accrual period" means an interval of time with respect to which the accrual of original issue discount is measured, and which may vary in length over the term of the Note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or final day of an accrual period. The amount of original issue discount allocable to an accrual period will be the excess of
(a) the product of the "adjusted issue price" of the Note at the commencement of such accrual period and its "yield to maturity" over (b) the amount of any qualified stated interest payments allocable to the accrual period. The "adjusted issue price" of the Note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium), reduced by the amount of any payment other than a payment of qualified stated interest previously made with respect to the Note. The OID Regulations provide a special rule for determining the original issue discount allocable to an accrual period if an interval between payments of qualified stated interest contains more than one accrual period. The "yield to maturity" of the Note is the yield to maturity computed on the basis of a constant interest rate, compounding at the end of each accrual period; such constant yield, however, must take into account the length of the particular accrual period. If all accrual periods are of equal length except for an initial or an initial and final shorter accrual period(s), the amount of original issue discount allocable to the initial period may be computed using any reasonable method; the original issue discount allocable to the final accrual period is in any event the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

  If a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, the first stated interest payment on the Note is to be made within one year of the Note's issue date, and the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

  If a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in the applicable Pricing Supplement.

  For purposes of calculating the yield and maturity of a Note subject to an issuer or holder right to accelerate principal repayment (respectively, a "call option" or "put option"), such call option or put option is presumed exercised if the yield on the Note would be less or more, respectively, than it would be if the option were not exercised. The effect of this rule generally may be to accelerate or defer the inclusion of original issue discount in the income of a United States holder whose Note is subject to a put option or a call option, as compared to a Note that does not have such an option. If any such option presumed to be exercised is not in fact exercised, the Note is treated as reissued on the date of presumed exercise for an amount equal to its adjusted issue price on that date for purposes of redetermining such Note's yield and maturity and any related subsequent accruals of original issue discount.

  The OID Regulations describe certain categories of "variable rate debt instruments" which bear interest at a "qualifying variable rate". As a threshold matter, the debt instrument may not provide for contingent principal payments and the issue price of the variable rate debt instrument may not exceed the total noncontingent principal payments by more than the product of such principal payments and the lesser of (i) 15 percent or (ii) the product of 1.5 percent and the number of complete years in the debt instrument's term (or its weighted average maturity in the case of an installment obligation). The variable rate debt instrument further must not provide for any stated interest other than stated interest paid or compounded at least annually at
(i) one or more "qualified floating rates", (ii) a single fixed rate and one or more "qualified floating rates", (iii) a single "objective rate", or (iv) a single fixed rate and a single objective rate that is a "qualified inverse floating rate". A qualified floating rate or objective rate must be set at a "current value" of that rate; a "current value" is the value of the variable rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that day. A "qualified floating rate" is a variable rate whose variations can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. A qualified floating rate may be multiplied by a fixed, positive multiple that is greater than .65 but not more than 1.35, and may be increased or decreased by a fixed rate. Certain combinations of rates constitute a single qualified floating rate, including (i) interest stated at a fixed rate for an initial period of one year or less followed by a qualified floating rate if the value of the floating rate at the issue date is intended to approximate the fixed rate, and (ii) two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the debt instrument. A combination of such rates is conclusively presumed to be a single qualified floating rate if the values of all rates on the issue date are within 0.25 percentage points of each other. A variable rate that is subject to an interest rate cap, floor, "governor" or similar restriction on rate adjustment may be a qualified floating rate only if such restriction is fixed throughout the term of the debt instrument, or is not reasonably expected as of the issue date to cause the yield on the debt instrument to differ significantly from its expected yield absent the restriction. The OID Regulations define an "objective rate" as a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information (other than a rate based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party)). The Internal Revenue Service ("IRS") may designate other variable rates that will be treated as objective rates. However, a variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the debt instrument's term will differ significantly from the average value of such rate during the final half of its term. A combination of interest stated at a fixed rate for an initial period of one year or less followed by an objective rate is treated as a single objective rate if the value of the objective rate at the issue date is intended to approximate the fixed rate; such a combination of rates is conclusively presumed to be a single objective rate if the objective rate on the issue date does not differ from the fixed rate by more than 0.25 percentage points. An objective rate is a qualified inverse floating rate if it is equal to a fixed rate reduced by a qualified floating rate, the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding permissible rate caps, floors, governors and similar restrictions such as are discussed above). Under these rules, Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, and Federal Funds Rate Notes will generally be treated as bearing interest at a qualifying variable rate.

  If a Note qualifies as a variable rate debt instrument, the OID Regulations specify rules for determining the amount of qualified stated interest and the amount and accrual of any original issue discount. If the Note bears interest that is unconditionally payable at least annually at a single qualified floating rate or objective rate, all stated interest is treated as qualified stated interest. The accrual of any original issue discount is determined by assuming the Note bears interest at a fixed interest rate equal to the issue date value of the qualified floating rate or qualified inverse floating rate, or equal to the reasonably expected yield for the Note in the case of any other objective rate. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period. If the Note bears interest at a qualifying variable rate other than a single qualified floating rate or objective rate, the amount and accrual of original issue discount generally are determined by (i) determining a fixed rate substitute for each variable rate as described in the preceding sentence, (ii) determining the amount of qualified stated interest and original issue discount by assuming the Note bears interest at such substitute fixed rates, and (iii) making appropriate adjustments to the qualified stated interest and original issue discount so determined for actual interest rates under the Note. However, if such qualifying variable rate includes a fixed rate, the Note first is treated for purposes of applying clause (i) of the preceding sentence as if it provided for an assumed qualified floating rate (or qualified inverse floating rate if the actual variable rate is such) in lieu of the fixed rate; the assumed variable rate would be a rate that would cause the Note to have approximately the same fair market value.

  Variable rate Notes that do not bear interest at a "qualifying variable rate" or that have contingent principal payments or an issue price that exceeds the noncontingent principal payments by more than the allowable amount will be treated as contingent payment debt instruments. The Pricing Supplement applicable to any such debt instrument will describe the material federal income tax consequences of the ownership of such instrument.

  In general, an individual or other cash method United States holder of a Note that matures one year or less from the date of its issuance (a "Short-term Note") is not required to accrue original issue discount for federal income tax purposes unless it elects to do so. United States holders who report income for United States federal income tax purposes on the accrual method and certain other holders, including banks, common trust funds, holders who holds the Note as part of certain identified hedging transactions, regulated investment companies and dealers in securities, are required to include original issue discount on such Notes on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant interest method based on daily compounding. In the case of a United States holder who is not required and does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of such a Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant interest method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing holders who are not subject to the current inclusion requirement described in this paragraph will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such Notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized. For purposes of determining the amount of original issue discount subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term's Note's stated redemption price at maturity.

 Premium and Market Discount

  If a United States holder purchases a Note (other than a Short-term Note) for an amount that is less than the Note's stated redemption price at maturity, or, in the case of a Note issued at an original issue discount, less than its "revised issue price" (defined in the Code as the sum of the issue price of the Note and the aggregate amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium)) as of the date of purchase, the amount of the difference generally will be treated as "market discount" for United States federal income tax purposes; however, a Note acquired at its original issue will not have market discount unless the Note is purchased at less than its issue price. Market discount generally will be de minimis and hence disregarded, however, if it is less than the product of 0.25 percent of the stated redemption price at maturity of the Note and the number of remaining complete years to maturity (or weighted average maturity in the case of Notes paying any amount other than qualified stated interest prior to maturity). Under the market discount rules, a United States holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of any accrued market discount which has not previously been included in income. If such Note is disposed of in a nontaxable transaction (other than certain specified nonrecognition transactions), accrued market discount will be includable as ordinary income to the United States holder as if such holder had sold the Note at its then fair market value. In addition, the United States holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

  Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity of a Note, unless the United States holder elects to accrue on a constant yield basis. A United States holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

  A United States holder who purchases a Note issued at an original issue discount for an amount exceeding its adjusted issue price (as defined above) and less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note with "acquisition premium". The amount of original issue discount which such holder must include in gross income with respect to such Note will be reduced in the proportion that such excess bears to the original issue discount remaining to be accrued as of the Note's acquisition.

  A United States holder who acquires a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note at a premium, and will not be required to include any original issue discount in income. A United States holder generally may elect to amortize such premium using a constant yield method over the remaining term of the Note. The amortized premium will be treated as a reduction of the interest income from the Note. Any such election shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without the consent of the IRS. Special rules may apply if a Note is subject to call prior to maturity at a price in excess of its stated redemption price at maturity.

 Constant Yield Election

  A United States holder of a Note may elect to include in income all interest, discount and premium with respect to such Note based on a constant yield method, as described above. The election is made for the taxable year in which the United States holder acquired the Note, and it may not be revoked without the consent of the IRS. If such election is made with respect to a Note having market discount, such holder will be deemed to have elected currently to include market discount on a constant interest basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a Note having amortizable bond premium, such holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the taxpayer during the year of election or thereafter.

 Sale and Retirement of the Notes

  Upon the sale, exchange or retirement of a Note, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized from the sale, exchange or retirement and the United States holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss, except to the extent of any accrued market discount (see "Premium and Market Discount" above) and accrued but unpaid interest. Such capital gain or loss will be long term capital gain or loss if the Note has been held for more than one year. Long term capital gain of a non-corporate United States holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held in excess of 18 months. The deductibility of capital losses are restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000 of capital losses in excess of their capital gains. A United States holder's adjusted tax basis in a Note will equal the cost of the Note, increased by any original issue discount or market discount previously included in taxable income by the United States holder with respect to such Note, and reduced by any amortizable bond premium applied to reduce interest on a Note, any principal payments received by the United States holder, and in the case of Notes issued at an original issue discount, any other payments not constituting qualified stated interest (as defined above).

  Special rules regarding the treatment of gain realized with respect to Short-term Notes issued at an original issue discount are described under "Original Issue Discount" above.

 Nonfunctional Currency Notes

  The following is a summary of the principal United States federal income tax consequences to a United States holder of the ownership of a Foreign Currency Note or a Note determined by reference to a Specified Currency other than the United States dollar (collectively, "Nonfunctional Currency Notes"). Persons considering the purchase of Nonfunctional Currency Notes should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdictions.

  In general, if a payment of interest with respect to a Note is made in (or determined by reference to the value of) nonfunctional currency, the amount includable in the income of the United States holder will be, in the case of a cash basis United States holder, the United States dollar value of the nonfunctional currency payment based on the exchange rate in effect on the date of receipt or, in the case of an accrual basis United States holder, based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year), in either case regardless of whether the payment is in fact converted into United States dollars. Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of the Nonfunctional Currency
Note) in (or determined by reference to the value of) nonfunctional currency, an accrual basis United

States holder will recognize ordinary income or loss measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt. Accrual basis United States holders may determine the United States dollar value of any interest income accrued in a nonfunctional currency under an alternative method, described below as the "spot accrual convention."

  A United States holder will have a tax basis in any nonfunctional currency received as payment of interest on, or on the sale, exchange or retirement of, the Nonfunctional Currency Note equal to the United States dollar value of such nonfunctional currency, determined at the time of payment, or the disposition of the Nonfunctional Currency Note. Any gain or loss realized by a United States holder on a sale or other disposition of nonfunctional currency (including its exchange for United States dollars or its use to purchase Nonfunctional Currency Notes) will be ordinary income or loss.

  A United States holder's tax basis in a Nonfunctional Currency Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the United States dollar value of the nonfunctional currency amount paid for such Nonfunctional Currency Note, or the nonfunctional currency amount of the adjustment, determined using the spot rate on the date of such purchase or adjustment and increased by the amount of any original issue discount included in the United States holder's income (and accrued market discount, in the case of a United States holder who has elected to currently include market discount, as described above) with respect to the Nonfunctional Currency Note and reduced by the amount of any payments on the Nonfunctional Currency Note that are not qualified stated interest payments and by the amount of any amortizable bond premium applied to reduce interest on the Nonfunctional Currency Note. A United States holder who converts United States dollars to a nonfunctional currency and immediately uses that currency to purchase a Nonfunctional Currency Note denominated in the same currency normally will not recognize gain or loss in connection with such conversion and purchase. However, a United States holder who purchases a Nonfunctional Currency Note with previously owned nonfunctional currency will recognize gain or loss in an amount equal to the difference, if any, between such holder's tax basis in the nonfunctional currency and the United States dollar value of the nonfunctional currency on the date of purchase.

  For purposes of determining the amount of any gain or loss recognized by a United States holder on the sale, exchange or retirement of a Nonfunctional Currency Note (as described above in the section "Sale and Retirement of the Notes"), the amount realized upon such sale, exchange or retirement will be the United States dollar value of the nonfunctional currency received (or that was payable, in the case the payment was made in United States dollars), determined using the spot rate on the date of the sale, exchange or retirement.

  Gain or loss realized upon the sale, exchange or retirement of a Nonfunctional Currency Note which is attributable to fluctuations in currency exchange rates will be treated as ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates will be calculated by multiplying the original purchase price paid by the United States holder (expressed in the relevant nonfunctional currency) by the change in the relevant exchange rate (expressed in dollars per unit of relevant nonfunctional currency) between the date on which the United States holder acquired the Nonfunctional Currency Note and the date on which the United States holder received payment in respect of the sale, exchange or retirement of the Nonfunctional Currency Note. Such nonfunctional currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States holder on the sale, exchange or retirement of the Nonfunctional Currency Note.

  Original issue discount on a Note which is also a Nonfunctional Currency
Note is to be determined for any accrual period in the relevant nonfunctional currency and then translated into the United States holder's functional currency on the basis of the average exchange rate in effect during such accrual period. If the interest accrual period spans two taxable years, the original issue discount accruing within each year's portion of the accrual period is to be translated into United States dollars on the basis of the average exchange rate for the partial period within the taxable year. A United States holder may elect to translate original issue discount (and, in the case of an accrual basis United States holder, accrued interest) into United States dollars at the exchange rate in effect on the last day of an accrual period for the original issue discount or interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year (the "spot accrual convention"). Additionally if a payment of original issue discount or interest is actually received within five business days of the last day of the accrual period or taxable year, an electing United States holder may instead translate such original issue discount or accrued interest into United States dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States holder, and will be irrevocable without the consent of the IRS. Because exchange rates may fluctuate, a United States holder of a Note with original issue discount denominated in a nonfunctional currency may recognize a different amount of original issue discount income in each accrual period than would the United States holder of a similar Note with original issue discount denominated in United States dollars. Also, as described above, exchange gain or loss will be recognized when the original issue discount is paid or the United States holder disposes of the Note.

  If the United States holder of a Nonfunctional Currency Note has not elected to include market discount in income currently as it accrues, the amount of accrued market discount must be determined in the nonfunctional currency and translated into United States dollars using the spot exchange rate in effect on the date principal is paid or the Nonfunctional Currency Note is sold, exchanged, retired or otherwise disposed of. No part of such accrued market discount is treated as exchange gain or loss. If the United States holder has elected to include market discount in income currently as it accrues, the amount of market discount which accrues during any accrual period will be required to be determined in units of nonfunctional currency and translated into United States dollars on the basis of the average exchange rate in effect during such accrual period. Such an electing United States holder will recognize exchange gain or loss with respect to accrued market discount under the same rules that apply to the accrual of interest payments on a Nonfunctional Currency Note by a United States holder on the accrual basis.

 Backup Withholding and Information Reporting

  A 31 percent "backup" withholding tax and certain information reporting requirements may apply to payments of principal, premium and interest (including any original issue discount) made to, and the proceeds of disposition of a Note by, certain United States holders. Backup withholding will apply only if (i) the United States holder fails to furnish its Taxpayer Identification Number ("TIN") to the payor, (ii) the IRS notifies the payor that the United States holder has furnished an incorrect TIN, (iii) the IRS notifies the payor that the United States holder has failed to report properly payments of interest and dividends or (iv) under certain circumstances, the United States holder fails to certify, under penalty of perjury, that it has both furnished a correct TIN and not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

  The amount of any backup withholding from a payment to a United States holder will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

  A non-United States holder generally will not be subject to United States federal withholding tax with respect to payments of principal, premium (if any) and interest (including original issue discount) on Notes, provided that
(1) such holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, (2) such holder is not for United States federal income tax purposes a controlled foreign corporation related to the Company through stock ownership, (3) the beneficial owner of the Note certifies to the Company or its agent under penalties of perjury as to its status as a non-United States holder and complies with applicable identification procedures, and (4) such payment is not a payment of "contingent interest" described in Code section 871(h)(4). The applicable Pricing Supplement will indicate if a Note is described in Code section 871(h)(4). In certain circumstances, the above-described certification can be provided by a bank or other financial institution. Recently finalized Treasury regulations (the "Final Withholding Regulations"), that are generally effective with respect to payments made after December 31, 1998, would provide alternative methods for satisfying the above-described certification requirements. The Final Withholding Regulations also would require, in the case of Notes held by a foreign partnership, that
(i) the certification described above be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships.

  In addition, a non-United States holder of a Note generally will not be subject to United States federal income tax on any gain realized upon the sale, retirement or other disposition of a Note, unless such holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, retirement or other disposition and certain other conditions are met. If a non-United States holder of a Note is engaged in a trade or business in the United States and income or gain from the Note is effectively connected with the conduct of such trade or business, the non-United States holder will be exempt from withholding tax if appropriate certification has been provided, but will generally be subject to regular United States income tax on such income and gain in the same manner as if it were a United States holder. In addition, if such non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for the taxable year, subject to adjustments.

  A Note held by an individual who is a non-United States holder at the time of death will not be subject to United States federal estate tax upon such individual's death if at the time of death (i) such holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) payments with respect to the Note would not have been effectively connected with a United States trade or business of such individual and (iii) payments with respect to the Note would not be considered to be a payment of contingent interest as set forth in Code section 871(h)(4).

  Backup withholding and information reporting will not apply to payments of principal, premium, if any, and interest made to a non-United States holder by the Company on a Note with respect to which the holder has provided the required certification under penalties of perjury of its non-United States holder status or has otherwise established an exemption, provided in each case that the Company or its paying agent, as the case may be, does not have actual knowledge that the payee is a United States person. Payments on the sale, exchange or other disposition of a Note by a non-United States holder to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income is derived from its conduct of a United States trade or business for a specified three-year period (or, in addition, for payments made after December 31, 1998, a foreign partnership engaged in a United States trade or business in which United States persons hold more than 50 percent of the income or capital interests, or certain United States branches of foreign banks or insurance companies), information reporting will be required unless the beneficial owner has provided certain required information or documentation to the broker to establish its non-United States status or otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies under penalties of perjury to its non-United States holder status or otherwise establishes an exemption.

  Non-United States holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

  The Notes are being offered from time to time by the Company through Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Agents, who have severally agreed to use their reasonable best efforts to solicit offers to purchase the Notes. The Company may also sell Notes to any Agent, as principal, and such Agent may resell such Notes as further set forth below. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes as a whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any proposed purchase of Notes as a whole or in part. The Company will pay each Agent a commission (or grant a discount) ranging from .100% to .650%, depending upon the maturity, of the principal amount of Notes sold through such Agent. Commissions and discounts with respect to Notes with maturities in excess of 30 years will be negotiated between the Company and such Agent at the time of sale.

  Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. Such Notes may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, or at varying prices relating to prevailing market prices determined at the time of sale or, if so agreed, at a fixed public offering price. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), and any concession or discount, may be changed. In addition, the Agents may resell Notes they have purchased as principal to other dealers. Such resales may be at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not exceed the discount to be received by such Agent from the Company. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act").

  The Agents have informed the Company that they intend to establish a trading market for the Notes. However, the Agents are not obligated to make such a market and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Notes.

  During and after offerings of Notes, the Agents may purchase and sell the offered Notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created in connection with such offerings. The Agents also may impose penalty bids, whereby selling concessions allowed to other broker-dealers in respect of the Notes sold in such offerings for their account may be reclaimed by the Agents if such securities are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market prices of such Notes, which may be higher than the prices that might otherwise prevail in the open market. These transactions may be effected in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

  The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Act. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Act.

  The Company reserves the right to sell Notes directly to investors on its own behalf, in which case no discount will be allowed or commission paid.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS

                   CATERPILLAR FINANCIAL SERVICES CORPORATION

                                DEBT SECURITIES

                                  -----------

  The Company from time to time may offer its Debt Securities consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series at an aggregate initial offering price not to exceed $3,000,000,000. The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, which may include securities denominated in U.S. dollars, in any other currency or in composite currencies such as the European Currency Unit, date or dates on which principal is payable, interest rate or rates (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company, terms for any repayment of principal amount at the option of the holder (which option may be conditional), terms for sinking fund payments, the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement. The Debt Securities are solely the obligations of the Company and are not guaranteed by Caterpillar Inc. This Prospectus may not be used to consummate the sale of Debt Securities unless accompanied by a Prospectus Supplement.

  The Company may sell Debt Securities to or through one or more underwriters for public offering and sale by them or may sell Debt Securities to investors directly or through agents. See "Plan of Distribution." Such underwriters or agents may include one or more of Goldman, Sachs & Co., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, or a group represented by one or more of such firms or by one or more other firms.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OF ADEQUACY OF  THIS PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY
                            IS A CRIMINAL OFFENSE.

                                  -----------

                 The date of this Prospectus is March 10, 1998

                             AVAILABLE INFORMATION

  Caterpillar Financial Services Corporation (the "Company") and Caterpillar Inc., which owns 100% of the outstanding common stock of the Company, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith file reports, proxy material (Caterpillar Inc. only) and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy material and other information can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as 500 West Madison Street, Suite 1400, Chicago, Illinois, and 7 World Trade Center, New York, New York, and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov. In addition, reports and other information concerning the Company can be inspected at the office of the New York Stock Exchange, and reports, proxy material and other information concerning Caterpillar Inc. can be inspected at the offices of the New York, Chicago and Pacific Stock Exchanges.

  The Company is not required to deliver an annual report to its security holders pursuant to Section 14 of the 1934 Act, nor does it currently intend to deliver to holders of its debt securities any other report that contains financial information relating to the Company that has been examined and reported upon, with an opinion expressed by, an independent accountant. Such information, however, is contained in the Company's Annual Report on Form 10-K that the Company will provide without charge (without exhibits), upon request, to any such security holder.

  The Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission and to which reference is hereby made.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission pursuant to the 1934 Act, is hereby incorporated in this Prospectus by reference.

  All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than the exhibits to such documents. Requests for such copies should be directed to Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004,
Attn: Registration Department; telephone: (212) 902-1000.

                                  THE COMPANY

  The Company is a wholly owned finance subsidiary of Caterpillar Inc. ("Caterpillar"). The Company and its subsidiaries are principally engaged in the business of financing sales and leases of Caterpillar products and non-competitive related equipment through Caterpillar dealers and are also engaged in extending loans to Caterpillar customers and dealers.

  The Company's business is largely dependent upon the ability of Caterpillar dealers to generate sales and leasing activity, the willingness of the customers and the dealers to enter into financing transactions with the Company, and the availability of funds to the Company to finance such transactions. See "Relationship with Caterpillar" for information as to certain operational and financial support provided to the Company by Caterpillar. Additionally, the Company's business is affected by changes in the market interest rates, which, in turn, are related to general economic conditions, demand for credit, inflation, governmental policies and other factors.

  The Company currently offers the following types of retail financing plans:
(1) non-tax (financing) leases; (2) installment sale contracts; (3) tax-oriented leases; (4) customer loans; (5) dealer loans; and (6) governmental lease-purchase contracts. The Company also provides wholesale financing of Caterpillar dealer inventory and rental fleets. At December 31, 1997, the percentages of total value of the Company's portfolio represented by these financing plans were as follows: non-tax (financing) leases, 29%; installment sale contracts, 19%; tax-oriented leases, 18%; customer loans, 18%; wholesale financing, 7%; dealer loans, 7%; and governmental lease-purchase contracts, 2%.

  The Company is a Delaware corporation which was incorporated in 1981 and is the successor to a company formed in 1954. The Company has wholly owned finance subsidiaries in Canada, Australia, Germany, Sweden, France, the United Kingdom, Spain, Ireland, Mexico, Chile, Singapore, the Czech Republic, Poland, Thailand and the United States. Unless the context otherwise requires, the term "Company" includes its predecessor and subsidiary companies. The principal executive office of the Company is located at 3322 West End Avenue, Nashville, Tennessee 37203-0983 and its telephone number is (615) 386-5800.

                                  CATERPILLAR

  Caterpillar, together with its consolidated subsidiary companies, operates in three principal business segments: (a) Machinery--design, manufacture, and marketing of earthmoving, construction, mining and agricultural machinery, (b) Engines--design, manufacture, and marketing of engines, and (c) Financial Products--providing through the Company financing alternatives for Caterpillar and non-competitive related equipment sold through Caterpillar dealers, extending loans to Caterpillar customers and dealers, and providing various forms of insurance for Caterpillar dealers and customers. Caterpillar reported profits of $1.67 billion, $1.36 billion and $1.14 billion for 1997, 1996, and 1995, respectively, on sales and revenues of $18.93 billion, $16.52 billion, and $16.07 billion, respectively. The principal corporate headquarters of Caterpillar are located at 100 NE Adams Street, Peoria, Illinois 61629. As used herein, the term "Caterpillar" means Caterpillar Inc. and its consolidated subsidiary companies, unless the context otherwise requires.

                         RELATIONSHIP WITH CATERPILLAR

  Caterpillar provides the Company with certain operational and financial support which is integral to the conduct of the Company's business. The following description summarizes these arrangements.

EMPLOYEE BENEFITS AND INTERCOMPANY SERVICES

  The employees of the Company are covered by various benefit plans, including pension/post-retirement plans, administered by Caterpillar. The Company reimburses Caterpillar for these charges which amounted to $4.5 million, $3.7 million, and $2.9 million for the years ended December 31, 1997, 1996, and 1995, respectively.

  The Company also reimburses Caterpillar for certain other corporate services which amounted to $2.3 million for the years ended December 31, 1997 and 1996 and $1.8 million for the year ended December 31, 1995.

SPECIAL MERCHANDISING PROGRAMS

  The Company participates in certain marketing programs sponsored by Caterpillar and its subsidiaries by providing financing at rates below standard rates. Under these programs, Caterpillar compensates the Company at the outset of the transaction which the Company then recognizes as income over the term of the financing. During 1997, the Company billed $151.0 million to Caterpillar and its subsidiaries relative to such programs, compared with $106.2 million in 1996 and $86.8 million in 1995.

PURCHASE OF RECEIVABLES

  The Company has agreements with a subsidiary of Caterpillar to purchase, at a discount, some or all of the subsidiary's receivables generated by sales of products to certain Caterpillar dealers in Europe. These purchases in 1997, 1996, and 1995 totaled $444.3 million, $397.3 million, and $330.7 million, respectively. The cash discount earned in 1997, 1996, and 1995 was $5.6 million, $5.4 million, and $5.3 million, respectively. At December 31, 1997, 1996, and 1995, wholesale notes receivable balances related to these contracts were $139.0 million, $146.4 million, and $189.7 million, respectively.

  In January 1998, a new subsidiary of the Company entered into an agreement with Caterpillar to purchase a pool of receivables at a discount. The receivables consist of trade receivables and have an average term of 70 days. A portion of the collections from these receivables will be used to purchase additional receivables on a weekly basis. The Company expects the receivables pool to maintain a balance between $700.0 and $900.0 million. Caterpillar will continue to service the receivables, and the Company will pay a fee to Caterpillar for this servicing. This transaction was funded primarily by the issuance of medium-term notes and $100.0 million equity capital invested by Caterpillar.

SUPPORT AGREEMENT

  Through December 31, 1997, Caterpillar has provided the Company with equity contributions totaling $395 million. The Company and Caterpillar also have an agreement (the "Support Agreement") which provides, among other things, that Caterpillar will (i) remain directly or indirectly, the sole owner of the Company, (ii) ensure that the Company will maintain a tangible net worth of at least $20 million, (iii) permit the Company to use (and the Company is required to use) the name "Caterpillar" in the conduct of its business, and
(iv) ensure that the Company maintains a ratio of earnings and interest expense (as defined) to interest expense of not less than 1.15 to 1. The Support Agreement provides that it may be modified, amended or terminated by either party; provided, however, that no such modification or amendment which adversely affects the holders of any debt outstanding at the execution thereof and no such termination shall be binding on or in any manner become effective with respect to (i) any then outstanding commercial paper, or (ii) any other debt then outstanding unless approved in writing by the holders of 66 2/3% of the aggregate principal amount of such other debt. See "Description of Debt Securities--Certain Restrictions" for a description of the Indenture covenant relating to the Support Agreement.

  The obligations of Caterpillar under the Support Agreement are to the Company only and are not directly enforceable by any creditor of the Company, nor do they constitute a guarantee by Caterpillar of the payment of any debt or obligation of the Company.

BORROWING ARRANGEMENTS

  The Company currently relies primarily on external sources for its debt financing needs. See "Discussion of Selected Financial Information--Capital Resources and Liquidity." To supplement external debt financing sources, the Company has variable amount lending agreements with Caterpillar (including two of its subsidiaries). As of January 1998, the Company may borrow up to $732.7 million from Caterpillar and its subsidiaries, and Caterpillar and its subsidiaries may borrow up to $532.7 million from the Company. All of the variable amount lending agreements are effective for indefinite terms, may be amended from time to time, and may be terminated by either party upon 30 days notice. At December 31, 1997, 1996, and 1995, the Company had borrowings from Caterpillar totaling $243.5 million, $150.0 million, and $475.5 million, respectively, but had no loans receivable under these agreements.

TAX SHARING AGREEMENTS

  The Company has a tax sharing agreement with Caterpillar in which Caterpillar collects from or pays to the Company its allocated share of any consolidated U.S. income tax liability or credit applicable to any period for which the Company is included as a member of the consolidated group. A similar agreement exists between Caterpillar Financial Australia Limited and Caterpillar of Australia Ltd. with respect to taxes payable in Australia.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Debt Securities offered hereby will be used by the Company for the financing of future sales and leasing transactions, for customer and dealer loans and for other corporate purposes. The Company expects to incur additional indebtedness in connection with its financing operations. However, the amount, timing, and precise nature of such indebtedness have not yet been determined and will depend upon the volume of the Company's business, the availability of credit, and general market conditions.

                 SELECTED FINANCIAL INFORMATION OF THE COMPANY

  The following selected financial information of the Company for the years ended December 31, 1997, 1996, and 1995, with the exception of the ratios of profit to fixed charges, was derived from the Company's consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 1997 and is qualified in its entirety by such documents. See "Documents Incorporated by Reference." The selected financial information of the Company for the years ended December 31, 1994, and 1993, with the exception of the ratios of profit to fixed charges, was derived from the consolidated financial statements of the Company for such periods which have not been incorporated herein by reference.

                                             DOLLAR AMOUNTS IN MILLIONS
                                    --------------------------------------------
                                              YEAR ENDED DECEMBER 31,
                                    --------------------------------------------
                                      1997     1996     1995     1994     1993
                                    -------- -------- -------- -------- --------
Revenues:
  Wholesale finance income........  $   49.5 $   47.4 $   64.2 $   25.3 $    5.8
  Retail finance income...........     499.3    427.2    361.1    275.2    246.4
  Rental income...................     179.9    156.9    133.6    124.2     95.7
  Other income....................      62.8     46.5     52.9     22.3     16.7
                                    -------- -------- -------- -------- --------
    Total Revenues................     791.5    678.0    611.8    447.0    364.6
                                    -------- -------- -------- -------- --------
Expenses:
  Interest........................     366.7    315.4    298.4    212.1    173.1
  Depreciation....................     139.3    121.0    101.2     94.4     69.6
  General, operating, and
   administrative.................      96.8     82.8     61.9     47.2     41.7
  Provision for credit losses.....      39.2     41.3     42.8     23.2     20.8
  Other expense...................       1.8      1.7      3.8     19.3      1.0
                                    -------- -------- -------- -------- --------
    Total Expenses................     643.8    562.2    508.1    396.2    306.2
                                    -------- -------- -------- -------- --------
Income before income taxes and
 minority interest................     147.7    115.8    103.7     50.8     58.4
Provision for income taxes........      53.5     40.2     38.5     19.3     21.3
Minority interest in losses of
 subsidiary.......................       --       --       --       0.7      0.7
                                    -------- -------- -------- -------- --------
Net Income........................  $   94.2 $   75.6 $   65.2 $   32.2 $   37.8
                                    ======== ======== ======== ======== ========
Ratio of profit to fixed charges*.      1.39     1.36     1.34     1.23     1.33
Total assets (end of period)......  $7,426.8 $6,364.2 $5,422.1 $4,511.2 $3,564.7
Long-term debt (end of period)....   2,274.2  1,545.7  1,621.3  1,675.7  1,410.4
Total stockholder's equity (end of
 period)..........................     811.1    695.3    603.3    503.1    418.0

--------
* For the purpose of calculating this ratio, profit consists of income before cumulative effect of change in accounting for income taxes plus provision for income taxes and fixed charges. Profit is reduced by the Company's equity in profit of certain partnerships in which the Company participates. Fixed charges consist of interest on borrowed funds (including any amortization of debt discount, premium and issuance expense) and a portion of rentals representing interest.

                 DISCUSSION OF SELECTED FINANCIAL INFORMATION

1997 RESULTS

  Total revenues for 1997 were $791.5 million, a 17% increase over 1996 revenues of $678.0 million. The increase in revenues resulted primarily from increased financing volume (the portfolio value increased to $7,189.3 million at December 31, 1997 from $6,212.3 million at December 31, 1996), partially offset by a lower yield.

  New retail financing during 1997 totaled $4,375.7 million, a 21% increase over the $3,619.2 million financed in 1996. This increase was primarily the result of financing an increased percentage of dealer deliveries of Caterpillar product assisted by an increase in the use of below-market-rate financing programs. Wholesale financing activity during 1997 was $2,551.5 million, a 16% increase over the $2,191.5 million financed in 1996. The increase resulted primarily from the expansion of the rental fleet program in North America. The maturity for these contracts is generally 36 months, however, the Company's experience has been that most terminate within six months.

  Revenues from operations in the United States were 74% of total revenues in 1997 and 1996. Net income from operations in the United States was more than 82% and 79% of total net income in 1997 and 1996, respectively. For more geographic segment information, see Note 12 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 incorporated by reference herein.

  The annualized interest rate on finance receivables (computed by dividing annualized finance income by the average monthly finance receivable balances, net of unearned income) was 8.7% for 1997 compared with 8.9% for 1996. Tax benefits associated with governmental lease purchase contracts and tax-oriented leases are not reflected in such annualized interest rates.

  Other income of $62.8 million for 1997 included servicing and other securitization-related income, fees, gains on sales of receivables, and other miscellaneous income. The increase of $16.3 million for 1997 resulted primarily from an increase of $6.5 million from sales of used equipment, an increase of $5.6 million in servicing and other securitization-related income and increased gains on sales of receivables of $3.6 million.

  Interest expense for 1997 was $366.7 million, $51.3 million higher than 1996 due to increased borrowings to support the larger portfolio, partially offset by lower borrowing rates, as the average cost of borrowed funds was 5.9% in 1997 compared with 6.0% in 1996.

  Depreciation expense increased from $121.0 million in 1996 to $139.3 million in 1997 due to new operating lease business.

  General, operating, and administrative expenses increased $14.0 million over 1996 primarily due to staff-related and other expenses required to increase new business, service the larger managed portfolio, and support international expansion. The Company's full-time employment increased from 576 at the end of 1996 to 684 at December 31, 1997.

  Provision for credit losses decreased from $41.3 million in 1996 to $39.2 million in 1997. Receivables, net of recoveries, of $19.6 million were written off against the allowance for credit losses during 1997 compared with $20.6 million during 1996. Receivables past due over 30 days were 1.7% of total receivables at December 1997 compared with 2.1% at December 31, 1996. The allowance for credit losses was $83.5 million which was 1.3% of finance receivables, net of unearned income (1.4% excluding wholesale receivables), compared with $74.4 million and 1.3% (1.4% excluding wholesale receivables), respectively, at December 31, 1996.

  The effective income tax rate for 1997 was 36% compared with 35% for 1996, primarily attributable to subsidiaries' results subject to tax rates other than the United States statutory rates.

  Net income in 1997 was $94.2 million, compared with $75.6 million in 1996. The increase resulted primarily from a larger portfolio.

  The Company has evaluated the impact of preparing its systems for the year 2000. It has identified areas of potential impact and is implementing conversion efforts. The Company's target is to have all systems ready for the year 2000 by December 31, 1998. The financial impact of making the required systems changes is not expected to be material to the Company's financial position or results of operations.

CAPITAL RESOURCES AND LIQUIDITY

  The Company's operations during the year were primarily funded with a combination of commercial paper, proceeds from sales (via securitizations) of receivables, medium-term notes, bank borrowings, retained earnings, and additional equity capital of $50.0 million invested by Caterpillar.

  The Company securitized $346.6 million of its installment sale contracts in May 1997 and $314.4 million of its installment sale contracts in November 1997. The Company's private-placement, revolving, asset-backed securitization of wholesale receivables was increased from $500.0 million to $600.0 million in September 1997. These installment sale contracts and wholesale receivables were sold to Caterpillar Financial Funding Corporation and Caterpillar Financial Asset Sales Corporation, respectively. The assets of Caterpillar Financial Funding Corporation and Caterpillar Financial Asset Sales Corporation, including such installment sale contracts and wholesale receivables, are not available to pay creditors of the Company. The proceeds from these securitizations and the equity capital provided by Caterpillar were used to reduce debt. The Company recognized a $2.3 million pre-tax gain on the May transaction, a $0.6 million pre-tax gain on the September transaction and a $4.8 million pre-tax gain on the November transaction.

  The net amount of sold receivables serviced by the Company was $1,409.3 million at December 31, 1997, which consisted of $600.0 million of wholesale receivables, under a revolving asset-backed securitization agreement, and $809.3 million of installment sale contracts. The Company receives fees for servicing these receivables.

  Total debt outstanding as of December 31, 1997, was $6,337.1 million, an increase of $904.7 million over that at December 31, 1996 and was primarily comprised of $3,322.2 million of medium-term notes, $2,536.0 million of commercial paper, and $145.0 million of bank borrowings. Interest rate swaps were contracted to hedge against interest rate fluctuations.

  At December 31, 1997, the Company had available, from a number of banks, a total of $585.2 million of short-term credit lines which expire at various dates in 1998. These credit lines support the Company's outstanding commercial paper and are utilized for bank borrowings. At December 31, 1997, there were $145.0 million of these lines utilized for bank borrowings.

  The Company also participates with Caterpillar in two syndicated revolving credit facilities aggregating $2.5 billion, consisting of a $1,875.0 million five-year facility and a $625.0 million 364-day revolving facility. The Company's allocation is $2,250.0 million, consisting of a $1,687.5 million five-year revolving credit and a $562.5 million 364-day revolving credit. The Company has the ability to request a change in its allocation to maintain the required amount of support for the Company's outstanding commercial paper and commercial paper guarantees. These facilities provide for borrowings at interest rates which vary according to LIBOR or money market rates. At December 31, 1997, there were no borrowings under these facilities.

  The Company has a $1.0 billion five-year revolving credit facility in the United Kingdom to support its $1.0 billion Euro-commercial paper program. The commercial paper is issued by Caterpillar International Finance plc, an Irish subsidiary of the Company, with the guarantee of the Company. Proceeds from the issuance of commercial paper have been used to replace bank borrowings of certain of the Company's subsidiaries. At December 31, 1997, there were no borrowings under this facility.

  The revolving credit facilities require the Company to maintain its consolidated ratio of profit before taxes plus fixed charges to fixed charges at no less than 1.15 to 1 for each quarter, and the Company's total debt to total stockholder's equity, as defined by agreement, may not exceed 8.0 to 1 at year-end (8.5 to 1 moving six month average at other than year-end); and the Company's tangible net worth must be at least $20.0 million. At December 31, 1997, the Company was in compliance with these requirements.

  The Company's funding requirements were met primarily through the sale of commercial paper and medium-term notes and through bank borrowings. During 1997, the average outstanding commercial paper balance, net of discount, was $2,426.6 million at an average interest rate of 5.4%. At December 31, 1997, the face value of commercial paper outstanding was $2,536.0 million. During 1997, $849.0 million of fixed-rate medium-term notes were sold at an average interest rate of 6.5%, and $967.7 million of floating rate medium-term notes were sold at rates primarily indexed to LIBOR. Medium-term notes outstanding at December 31, 1997 were $3,322.2 million. During the year, the average outstanding bank borrowings were $179.3 million at an average interest rate of 4.8%.

  Through the course of normal business, the Company is exposed to market risk from fluctuations in interest rates and foreign currency exchange rates. To manage these exposures, the Company uses interest rate and currency derivative financial instruments. The Company does not use any of these instruments for trading purposes.

  Interest rate swap agreements are used to manage the risk due to fluctuations in interest rates. These agreements reduce the risk of deteriorating margins between interest-earning assets and interest-bearing liabilities and allow the Company to gain competitive and economic advantages by minimizing funding costs regardless of the direction interest rates move. At December 31, 1997, notional amounts of interest rate swap agreements totaled $1,742.9 million.

  The Company's degree of interest rate sensitivity has been simulated through computer modeling by measuring the re-pricing characteristics of interest-sensitive assets, liabilities and off-balance sheet derivatives. The interest rate sensitivity modeling technique includes the creation of prospective twelve month "baseline" and "rate shocked" net interest expense simulations. At the date that the interest rate sensitivity is modeled, "baseline" net interest expense is derived considering the current level of interest-sensitive assets and related income (based on contractual repayment), the current level of interest-sensitive liabilities and related maturities, equity and the current level of off-balance sheet derivatives. The "baseline" simulation also assumes that, over the next successive twelve months, market interest rates (as of the date of the simulation) are held constant and that no new loans are extended. Once the "baseline" net interest expense is known, market interest rates, previously held constant, are raised 100 basis points instantaneously and parallel across the entire curve, and a "rate shocked" simulation is run. Interest rate sensitivity is then measured as the difference between calculated "baseline" and "rate shocked" net interest expense.

  Utilizing the Company's computer modeling, if no new fixed rate loans or leases were extended and no new actions to alter existing interest rate sensitivity were taken after December 31, 1997, the impact to interest expense of an immediate hypothetical 100 basis points parallel rise in the yield curve on January 1, 1998 would be an estimated $9.6 million increase over the twelve months ending December 31, 1998. Although management believes that this measure provides a meaningful estimate of the Company's interest rate sensitivity, it does not adjust for potential changes in the credit quality, size and composition of the balance sheet and other business developments that could affect net interest income or expense. Accordingly, no assurance can be given that actual results would not differ materially from the potential outcome simulated by the Company's computer modeling. Further, the Company's computer modeling does not necessarily represent management's current view of future market interest rate movements.

  Foreign exchange contracts are used to minimize the risk associated with fluctuations in exchange rates. The Company has forward exchange contracts to hedge its U.S. dollar denominated obligations in Spain, its U.S. dollar denominated customer receivables in Australia, its foreign currency denominated short-term intercompany loans, and its net investment in Thailand against currency fluctuations. The Company only enters into foreign currency related derivative instruments to neutralize risk--not as speculative instruments. These contracts have terms generally ranging up to three months. At December 31, 1997, the Company had forward exchange contracts totaling $1,055.3 million, of which $3.1 million were with Caterpillar.

  The exchange gains/losses associated with exposure for net investments in foreign subsidiaries other than Thailand are not hedged and are reflected in "Foreign currency translation adjustment". $9.8 million of the Company's $16.3 million net investment in Thailand is hedged by foreign exchange contracts described above.

  Equity capital at the end of 1997 was $811.1 million, an increase of $115.8 million during the year. This increase included $94.2 million of retained earnings from operations and $50.0 million of additional equity investment made by Caterpillar. The increase in debt and the funds provided by operations and by Caterpillar were used to finance the increase in the portfolio. The ratio of debt to equity at December 31, 1997 and 1996 was 7.8 to 1, compared with 7.7 to 1 for 1995. Included in the debt to equity ratio are short-term borrowings from Caterpillar.

  Additional short-term funding is available from Caterpillar. See "Relationship with Caterpillar--Borrowing Arrangements."

                        DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  Offered Debt Securities (as defined below) are to be issued under an Indenture (the "Indenture") dated as of April 15, 1985, as supplemented, between the Company and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), as successor Trustee. The statements under this caption relating to the Debt Securities and the Indenture are summaries and do not purport to be complete. Such summaries make use of terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture and the cited provisions thereof, a copy of which is filed as an exhibit to the Registration Statement.

GENERAL

  The Debt Securities will be unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued hereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

  Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered Debt Securities") for the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the principal of the Offered Debt Securities will be payable; (4) the rate or rates per annum at which the Offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which such interest will accrue; (5) the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates; (6) the place or places where principal of (and premium, if any) and interest on Offered Debt Securities shall be payable; (7) any mandatory or optional sinking fund or analogous provisions; (8) if applicable, the price at which, the periods within which, and the terms and conditions upon which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company; (9) if applicable, the terms and conditions upon which the Offered Debt Securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional); (10) the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof;
(11) the currency or currencies, including composite currencies, in which principal of (and premium, if any) and interest may be payable (which may be other than those in which the Offered Debt Securities are stated to be payable); (12) any index pursuant to which the amount of payments of principal of (and premium, if any) or interest may be determined; (13) whether all or any part of the Offered Debt Securities will be issued in the form of a Global Security or Securities and, if so, the Depositary for, and other terms relating to, such Global Security or Securities; and (14) any other terms of the Offered Debt Securities. (Section 301)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (Section 302) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

  The applicable Prospectus Supplement will describe any special United States federal tax consequences and any other special considerations with respect to the Offered Debt Securities.

CERTAIN RESTRICTIONS

  Support Agreement. The Indenture provides that the Company (1) will observe and perform in all material respects all covenants or agreements of the Company contained in the Support Agreement; (2) to the extent possible, will cause Caterpillar to observe and perform in all material respects all covenants or agreements of Caterpillar contained in the Support Agreement; and
(3) will not waive compliance under, amend in any material respect, or terminate the Support Agreement; provided, however, that the Support Agreement may be amended if such amendments would not have a material adverse effect on the Holders of any outstanding Debt Securities of any series or if the Holders of at least 66 2/3% in principal amount of the Outstanding Debt Securities of each series so affected (excluding from the amount so outstanding and from such Holders, the Holders of such series who are not so affected) shall waive compliance with the provisions of this Section insofar as it relates to such amendment. (Section 1004)

  Restrictions on Liens and Encumbrances. The Company will not create, assume or guarantee any Secured Debt (as defined below) without making effective provision for securing the Debt Securities (and, if the Company shall so determine, any other indebtedness of or guaranteed by the Company), equally and ratably with such Secured Debt. The term "Secured Debt" shall mean indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any property of any character of the Company. This covenant does not apply to debt secured by (i) certain mortgages, pledges, liens, security interests or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by the Company, (ii) mortgages, pledges, liens, security interests or encumbrances on property existing at the time of acquisition thereof, whether or not assumed by the Company, (iii) mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company, (iv) mortgages, including mortgages, pledges, liens, security interests or encumbrances, on property of the Company in favor of the United States of America, any state thereof, or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages, (v) any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing clauses (i) to (iv), inclusive or (vi) any mortgage, pledge, lien, security interest, or encumbrance securing indebtedness owing by the Company to one or more wholly owned Subsidiaries. Notwithstanding the above, the Company may, without securing the Debt Securities, create, assume or guarantee Secured Debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of all Secured Debt then outstanding (not including Secured Debt permitted under the foregoing exceptions) at such time does not exceed 5% of the Consolidated Net Tangible Assets. (Sections 101 and 1005)

  The Indenture provides that no consolidation or merger of the Company and no conveyance, transfer or lease of the property of the Company, substantially as an entirety, shall be made with or to another corporation if as a result thereof any properties or assets of the Company would become subject to a lien or mortgage not permitted by the terms of the Indenture unless effective provision shall be made to secure the Debt Securities equally and ratably with (or prior to) all indebtedness thereby secured. (Section 801)

  The term "Consolidated Net Tangible Assets" shall mean as of any particular time the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, tradenames, unamortized debt discount and expense and other like intangibles, all as shown in the most recent consolidated financial statements of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles. The term "Subsidiary" means any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect directors is owned directly or indirectly by the Company or by one or more other corporations more than 50% of such stock of which is similarly owned or controlled. (Section 101)

THE TRUSTEE

  The Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (Section 613) In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indenture it is a creditor of the Company.

EVENTS OF DEFAULT AND NOTICE THEREOF

  The following events are defined in the Indenture as "Events of Default" with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 60 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance, or breach, of any term or provision of the covenant described under "Certain Restrictions--Support Agreement"; (e) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice given to the Company by the Trustee or the holders of at least 25% in principal amount of the Debt Securities outstanding and affected thereby; (f) Caterpillar or one of its wholly owned subsidiaries shall at any time fail to own all of the issued and outstanding shares of the capital stock of the Company; (g) default in payment of principal in excess of $10,000,000 or acceleration of any indebtedness for money borrowed in excess of $10,000,000 by the Company (including a default with respect to Debt Securities of any series other than that series), if such indebtedness has not been discharged or become no longer due and payable or such acceleration has not been rescinded or annulled, within 10 days after written notice given to the Company by the Trustee or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series; (h) certain events in bankruptcy, insolvency or reorganization of the Company; (i) certain events in bankruptcy, insolvency or reorganization of Caterpillar or one of its subsidiaries if such events affect any significant part of the assets of the Company or any of its subsidiaries; and
(j) any other Event of Default provided with respect to Debt Securities of such series. (Section 501)

  If an Event of Default with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities (as defined in the Indenture), such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may rescind and annul such declaration and its consequences. (Section 502)

  Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due on acceleration upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to any series of Debt Securities, shall give to the holders of Debt Securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any Debt Security, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of Debt Securities. (Section 602)

  The Company will be required to furnish to the Trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section
1006)

  The holders of a majority in principal amount of the outstanding Debt Securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, and to waive certain defaults. (Sections 512 and 513)

  Under the Indenture, record dates may be set for Acts of the holders with respect to Events of Default, declaring an acceleration, or rescission and annulment thereof, the direction of the time, method and place of conducting any proceeding for any remedy available to the Trustee, exercising any trust or power conferred on the Trustee, or waiving any default. (Sections 501, 502, 512 and 513)

  The Indenture provides that in determining whether the holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or a composite currency shall be the U.S. dollar equivalent, determined on the basis of the rate of exchange on the business day immediately preceding the date of original issuance of such Debt Security by the Company in good faith, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined based on the rate of exchange prevailing on the Business Day immediately preceding the date of original issuance of such Debt Security, of the amount determined as provided in (i) above). (Section 101)

  The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603)

  The occurrence of an Event of Default under the Indenture may give rise to a cross-default under other series of Debt Securities issued under the Indenture and other indebtedness of the Company which may be outstanding from time to time.

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture may be made by the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of the outstanding Debt Securities issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without a consent of each holder of such Debt Securities affected thereby: (1) change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such Debt Security; (2) reduce the principal amount of (or premium, if any) or the interest, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (3) change the place or currency of payment of principal or (or premium, if any) or interest, if any, on any such Debt Security; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (5) reduce the above-stated percentage of holders of Debt Securities necessary to modify or amend the Indenture; or (6) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. A record date may be set for any Act of the holders with respect to consenting to any amendment. (Section 902)

                             PLAN OF DISTRIBUTION

  The Company may sell Debt Securities to or through one or more underwriters or dealers and also may sell Debt Securities to other investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Debt Securities will be named in the Prospectus Supplement. The underwriters or agents may include one or more of Goldman, Sachs & Co., Lehman Brothers Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated or a group of underwriters represented by one or more of such firms or may be one or more other firms.

  Underwriters or agents may offer and sell the Debt Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Debt Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

  The Debt Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

  Any underwriters or agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Underwriters or agents may be entitled, under agreements entered into with the Company, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

  Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                          VALIDITY OF DEBT SECURITIES

  The validity of Debt Securities will be passed upon by Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California 94111, counsel for the Company, and, unless otherwise indicated in a Prospectus Supplement relating to Offered Debt Securities, by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, counsel for the underwriters or agents.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRIC-ING SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PRO-SPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTI-TUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUM-STANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

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                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Risk Factors...............................................................  S-2
Description of Notes.......................................................  S-4
Special Provisions Relating to Foreign Currency Notes...................... S-20
Certain United States Federal Income Tax Consequences...................... S-22
Supplemental Plan of Distribution.......................................... S-31

                                  PROSPECTUS

Available Information......................................................    2
Documents Incorporated by Reference........................................    2
The Company................................................................    3
Caterpillar................................................................    3
Relationship with Caterpillar..............................................    4
Use of Proceeds............................................................    6
Selected Financial Information of the Company..............................    6
Discussion of Selected Financial Information...............................    7
Description of Debt Securities.............................................   10
Plan of Distribution.......................................................   14
Validity of Debt Securities................................................   15
Experts....................................................................   15

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                                $3,000,000,000

                                  CATERPILLAR
                                   FINANCIAL
                                   SERVICES
                                  CORPORATION

                              MEDIUM-TERM NOTES,
                                   SERIES F

                                  -----------

                             PROSPECTUS SUPPLEMENT

                                  -----------

                             GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                              MERRILL LYNCH & CO.

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